Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Dell Technologies Inc. of our report dated March 30, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Dell Technologies Inc.’s Annual Report on Form 10-K for the year ended February 3, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

August 15, 2023